October 30, 2006

Mr. John Kirk
Tradeshow Marketing Company

Mr. Kirk:

You have Westchester County Business Journals permission to quote information from our past articles in your Financials Filing document Form 10- SB.

Attribute all information to: (The Legal and Business Aspects of Franchising. Mitchell J. Kassoff. Westchester County (N.Y.) Business Journal)

If you have any questions or concerns please feel free to contact me at anytime.

Thank you.

Marie T. Orser
Financial Officer